UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2013

GP STRATEGIES CORPORATION

(Exact name of registrant as specified in its charter)

1-7234

(Commission File Number)

Delaware	52-0845774
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

6095 Marshalee Drive, Suite 300

Elkridge, MD 21075

(Address of principal executive offices, with zip code)

(410) 379-3600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 28, 2013, GP Strategies Corporation entered into a lease agreement (the “Lease”) with 70 CC, LLC (the “Landlord”) for approximately 63,985 square feet of office space in Columbia, Maryland for its corporate headquarters, replacing its current headquarters location in Elkridge, Maryland. The Lease term is twelve years and encompasses three floors of an approximately 170,000 square foot existing office building. Occupancy and rent commencement are expected by August 1, 2013.

The future base rent payments under the Lease are as follows:

	Annual	Monthly
Rental Year	Basic Rent	Installment
1	$1,087,745.00	$90,645.42
2	$1,125,816.08	$93,818.01
3	$1,747,829.46	$145,652.45
4	$1,809,003.49	$150,750.29
5	$1,872,318.61	$156,026.55
6	$1,937,849.76	$161,487.48
7	$2,005,674.50	$167,139.54
8	$2,075,873.11	$172,989.43
9	$2,148,528.67	$179,044.06
10	$2,223,727.17	$185,310.60
11	$2,301,557.62	$191,796.47
12	$2,382,112.14	$198,509.35

Under the terms of the Lease, basic rent includes the cost of electricity and other utilities normally used for general office purposes and the tenant’s share of building real estate taxes, insurance or operating expenses.  The landlord is obligated to deliver the leased premises improved at its expense with mutually agreed improvements. The tenant has a one-time right at the end of the fifth rental year to terminate the lease on up to one full floor of leased space.

The foregoing description of the terms of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Lease Agreement, entered into as of February 28, 2013 by and between 70 CC, LLC, a Delaware limited liability company ("Landlord") and GP STRATEGIES CORPORATION, a Delaware corporation ("Tenant").

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GP STRATEGIES CORPORATION

Date: March 5, 2013	/s/ Kenneth L. Crawford
Kenneth L. Crawford Senior Vice President, Secretary & General Counsel

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